UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

_______________________

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: March 12, 2012

TIFFANY & CO.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9494 (Commission File Number)	13-3228013 (I.R.S. Employer Identification No.)

727 Fifth Avenue, New York, New York (Address of principal executive offices)	10022 (Zip Code)

Registrant's telephone number, including area code:  (212) 755-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On March 12, 2012, the Swatch Group Limited made a public release of information concerning a pending confidential arbitration proceeding. The Registrant hereby discloses the following with respect to the arbitration.

On June 24, 2011, The Swatch Group Ltd. (“Swatch”) and its wholly-owned subsidiary Tiffany Watch Co. (“Watch Company”; Swatch and Watch Company, together, the “Swatch Parties”), initiated an arbitration proceeding against the Registrant and its wholly-owned subsidiaries Tiffany and Company and Tiffany (NJ) Inc. (the Registrant  and such subsidiaries, together, the “Tiffany Parties”) seeking damages for alleged contractual breach of agreements entered into by and among the Swatch Parties and the Tiffany Parties that came into effect in December of 2007 (the “License and Distribution Agreements”). The License and Distribution Agreements pertain to the development and commercialization of a watch business and, among other things, contained various licensing and governance provisions and approval requirements relating to business, marketing and branding plans and provisions allocating profits relating to sales of the watch between the Swatch Parties and the Tiffany Parties.

The Swatch Parties and the Tiffany Parties have agreed that all claims and counterclaims between and among them under the License and Distribution Agreements will be determined through a confidential arbitration (the “Arbitration”). The Arbitration is pending before a three-member arbitral panel convened pursuant to the Arbitration Rules of the Netherlands Arbitration Institute in the Netherlands.

On September 12, 2011, the Swatch Parties publicly issued a Notice of Termination purporting to terminate the License and Distribution Agreements due to alleged material breach by the Tiffany Parties.

On December 23, 2011, the Swatch Parties filed a Statement of Claim in the Arbitration providing additional detail with regard to the allegations by the Swatch Parties and setting forth their damage claims. In general terms, the Swatch Parties allege that the Tiffany Parties have breached the License and Development Agreements by obstructing and delaying development of Watch Company’s business. The Swatch Parties seek damages based on alternate theories ranging from seventy three million Swiss francs (CHF 73,000,000 or approximately $79,000,000 at January 31, 2012) (based on its alleged wasted investment) to 3.8 billion Swiss francs (CHF 3,800,000,000 or approximately $4,100,000,000 at January 31, 2012) (calculated based on alleged future lost profits of the Swatch Parties and their affiliates).

The Registrant believes the claim is without merit and intends to defend vigorously the Arbitration and (together with the remaining Tiffany Parties) has filed a Statement of Defense and Counterclaim on March 9, 2012.  As detailed in the filing, the Tiffany

Parties dispute both the merits of the Swatch Parties’ claims and the calculation of the alleged damages. The Tiffany Parties have also asserted counterclaims for damages attributable to breach by the Swatch Parties and for termination due to such breach. In general terms, the Tiffany Parties allege that the Swatch Parties have failed to provide appropriate management, distribution, marketing and other resources for TIFFANY & CO. brand watches and to honor their contractual obligations to the Tiffany Parties regarding brand-management. The Tiffany Parties’ counterclaims seek damages based on alternate theories ranging from one hundred and twenty million Swiss francs (CHF 120,000,000 or approximately $131,000,000 at January 31, 2012) (based on its wasted investment) to approximately five hundred and forty million Swiss francs (CHF 540,000,000 or approximately $588,000,000 at January 31, 2012) (calculated based on future lost profits of the Tiffany Parties).

The arbitration hearing is currently expected in October 2012.

Management has not included any accrual in the consolidated financial statements for the year ended January 31, 2012 related to the Arbitration as a result of its assessment that an award of damages to the Swatch Parties in the Arbitration is not probable.  If the Swatch Parties’ claims were accepted on their merits, the damages award cannot be reasonably estimated at this time but could have a material adverse effect on the Registrant’s consolidated financial statements or liquidity.

If, as requested by both parties, the Arbitration tribunal determines that the License and Distribution Agreements were properly terminated by one or other party, the Tiffany Parties will need to find a new manufacturer for TIFFANY & CO. brand watches and the Swatch Parties will no longer be responsible for distributing such watches to third-party distributors.  Royalties payable to the Tiffany Parties by Watch Company under the License and Distribution Agreements have not been significant in any year. Watches manufactured by Watch Company and sold in TIFFANY & CO. stores constituted 1% of net sales in 2011, 2010 and 2009.

The information in this Current Report on Form 8-K is being furnished pursuant to Item 7.01 Regulation FD Disclosure.  In accordance with General Instruction B.2 of Form 8-K, the information in this report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly stated by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIFFANY & CO.

BY:	/s/ Patrick B. Dorsey
Patrick B. Dorsey
Senior Vice President, General Counsel and
Secretary

Date:  March 12, 2012

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